                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Filed by the Registrant [x]
         Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement              [ ] Definitive Proxy Statement
[ ] Definitive Additional Materials          [ ] Soliciting Material Pursuant to
                                             Rule 14a-11(c) or Rule 14a-12

                       NASTECH PHARMACEUTICAL COMPANY INC.
                (Name of Registrant as Specified in its Charter)

                       NASTECH PHARMACEUTICAL COMPANY INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check in the appropriate box):
[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a -6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration No.:
         (3)      Filing Party:
         (4)      Date Filed:

                       NASTECH PHARMACEUTICAL COMPANY INC.
                                 45 DAVIDS DRIVE
                            HAUPPAUGE, NEW YORK 11788


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 29, 1998 AT 10:00 A.M.


         TO THE STOCKHOLDERS OF NASTECH PHARMACEUTICAL COMPANY INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company") will be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 A.M. on Monday, June 29, 1998, to consider and vote on the following proposals:

         1. To elect nine (9) directors, each to hold office for a term of one
         (1) year or until their respective successors shall have been duly elected or appointed;

         2. To ratify the amendment to the Company's Stock Option Plan;

         3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         4. To transact such other business as may properly come before the meeting.

         Only holders of shares of Common Stock of record on the Company's books at the close of business on May 5, 1998 will be entitled to vote at the meeting. All such stockholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

         Enclosed is a copy of the Annual Report for the year ended December 31, 1997 along with a proxy statement and a proxy card.

         It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.

         SUCH STOCKHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                    By Order of the Board of Directors,


                                    Joel Girsky,
                                    Secretary
May 11, 1998
Hauppauge, New York

                       NASTECH PHARMACEUTICAL COMPANY INC.
                                 45 DAVIDS DRIVE
                            HAUPPAUGE, NEW YORK 11788


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1998

                     SOLICITATION AND REVOCATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 29, 1998 and at any postponements or adjournments thereof. This material is first being mailed to stockholders on or about May 11, 1998.

         The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

         A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a shareholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and proposals contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain."

              BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

         Shares of common stock, of which 6,335,168 shares were outstanding as of April 24, 1998, are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 5, 1998 will be entitled to notice of, and to vote at the meeting. Any such stockholder may vote his shares either in person or by his duly authorized proxy.

         The following table sets forth as of April 24, 1998 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, each director of the Company and all officers and directors of the Company as a group:

                                             Amount and
                                               Nature               Percentage of
                                            of Beneficial        Outstanding Shares
       Name of Beneficial Owner (1)         Ownership (2)             Owned (3)
       ----------------------------         -------------             ---------
    SAFECO Corporation and
    affiliates (4)                               1,055,000               16.7%
    Devin N. Wenig (5)                             438,067               6.8
    Basil Properties (6)(10)                       283,537               4.5
    Bruce R. Thaw (7)                              153,041               2.4
    Alvin Katz (8)                                 137,000               2.2
    Vincent D. Romeo (9)                            93,845               1.5
    Robert H. Rosen (11)                            70,000               1.1
    Ian Ferrier (12)                                60,000                *
    Joel Girsky (8)                                 38,749                *
    John V. Pollock (8)(10)                         38,333                *
    Grant W. Denison, Jr. (13)                      35,000                *
    Andrew P. Zinzi (14)                            15,433                *
    All Officers and
    Directors as a Group
    (10 persons)  (15)                           1,363,005              19.9%

-----------------------------------------------------

    * Represents less than 1% of the outstanding shares of the Company's Common Stock.

    (1) The addresses of all persons other than Basil Properties, Messrs. Bruce Thaw, Alvin Katz and John V. Pollock is c/o the Company. The address of Bruce R. Thaw is 45 Banfi Plaza, Farmingdale, NY; the address of Basil Properties and John V. Pollock is 1510 H Street, N.W., Washington D.C.; and the address of Alvin Katz is 301 N. Birch Rd., Fort Lauderdale, FL.
    (2) All shares are owned beneficially and of record unless indicated otherwise. Includes 513,333 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (3) Does not give effect to (i) the exercise of the Representative's Warrant, (ii) the Underwriter's Warrant and (iii) 360,817 shares of Common Stock reserved for issuance under the Company's stock option plan.
    (4) Based on information supplied by SAFECO Corporation and affiliates, a registered investment advisor located at SAFECO Plaza, Seattle, Washington 98185, in a Schedule 13G filed with the Securities and Exchange Commission on April 10, 1998.
    (5) Devin N. Wenig's shares, as indicated above, include 95,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 166 shares held by Mr. Wenig's wife.
    (6) Includes 40,000 shares held by Mrs. Sophie Basil, a general partner of Basil Properties.
    (7) Includes 75,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report. Does not include 38,000 shares owned by Mr. Thaw's wife, of which Mr. Thaw disclaims beneficial ownership.

    (8) Includes 30,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (9) Includes 75,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (10) John V. Pollock is a managing director of Basil Properties and its nominee to the Company's Board of Directors.
    (11) Includes 70,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (12) Includes 60,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (13) Includes 35,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
    (14) Includes 13,333 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, 200 shares owned by Mr. Zinzi's wife and 400 shares owned by Mr. Zinzi's daughters.
    (15) Includes shares held by Basil Properties. See notes (6) and (10) above.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                   Compensation
                                                       Annual Compensation            Awards
        Name and Principle                                                            Options         All Other (F)
             Position                      Year       Salary         Bonus           (#Shares)         Compensation
             --------                      ----       ------         -----           ---------         ------------
    Dr. Vincent D. Romeo,
    Chief Executive Officer (C)            1997      $ 182,000     $103,000            60,000               __
                                    (A)    1996      $  80,000         __              25,000               __
                                    (B)    1996      $ 160,000         __               __                  __
                                    (B)    1995      $ 156,000         __              25,000               __
    Mr. Robert Rosen,
    President  (D)                         1997      $  87,000     $100,000           140,000            $243,000
    Mr. Andrew P. Zinzi,
    Chief Financial Officer  (E)           1997      $ 165,000     $ 27,000             __               $ 14,000
                                           1996      $  19,000         __              40,000               __

    (A) Six months ended December 31, 1996
    (B) Twelve months ended June 30 (former fiscal years)
    (C) Dr. Vincent D. Romeo served as Chief Executive Officer and President of the Company from August 1991 through October 1997.
    (D) Mr. Rosen assumed current position as President in October 1997. From May 1, 1997 to October 6, 1997, he served as Executive Vice President of Marketing and Business Development.

    (E) Mr. Zinzi commenced employment with the Company in November 1996.
    (F) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees. The amounts shown in this column include the following:

         Other compensation paid to Mr. Rosen includes consulting fees ($40,000) prior to employment, reimbursed traveling expenses ($28,000), and the fair market value of accelerated stock options ($175,000).

         Other compensation paid to Mr. Zinzi includes relocation costs of $14,000.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock during the fiscal year ended December 31, 1997, to the person named in the Summary Compensation Table:


                      Individual Grant in Last Fiscal Year

                                                  % of Total
                                                    Options
                                                   Granted to
                                   Options        Employees in      Exercise or                      Hypothetical
                                   Granted           Fiscal          Base Price      Expiration        Value at
             Name               (Shares) (1)       Year 1997         ($/Share)          Date         Grant Date (4)
             ----               ------------       ---------         ---------          ----         --------------
    Dr. Vincent D. Romeo           60,000             13            $11.75 (2)        9-15-02          $423,000
    Mr. Robert Rosen               40,000             31            $10.25 (2)        10-7-02          $246,000
                                  100,000                           $ 8.75 (3)        5-01-02          $651,000

-----------------------------------------------------

         (1) The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% stockholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% stockholders). All outstanding options are subject to optionee's continuous employment or association with the Company. Under the Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of the Plan.

         (2)    Options granted at market value on the date of grant.

         (3)    Market value on date of grant was $10.50.

         (4) The estimated present value at grant date of options granted during 1997 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 5.0 years; a risk-free interest rate of 6.0%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 65.0%. The approach used in developing these assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides information related to the number and value of stock options and stock appreciation rights held at fiscal year end by the named executive officer. The Company did not issue stock appreciation rights in 1997.

                                         Number of Unexercised               Value of Unexercised In-the Money
                                      Options at December 31, 1997            Options at December 31, 1997 (a)
                                      ----------------------------            --------------------------------
                                   Exercisable         Unexercisable           Exercisable        Unexercisable
    Dr. Vincent D. Romeo             50,000               60,000                $435,000             $ 83,000
    Mr. Robert Rosen                 70,000               70,000                $306,000             $246,000
    Mr. Andrew P. Zinzi              13,333               26,667                   ---                 ---

    (a) Market value of shares covered by in-the-money options on December 31, 1997, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

    COMPENSATION OF DIRECTORS

         Effective September 19, 1997, for services rendered and subject to approval by shareholders of Proposal No. 2 included herein, each eligible non-employee director received 10,000 stock options of the Company's Common Stock. Further, certain eligible directors will be granted
    10,000 stock options annually, effective at the time of the Annual Meeting of Stockholders, at an option exercise price equal to the market value of the Company's Common Stock at date of grant.

         Devin N. Wenig, the Company's Chairman, was paid $95,000 in the Company's fiscal year ended December 31, 1997. This figure includes a one-time fee of $75,000, as well as 60,000 stock options, all of which was authorized by the Board, for assisting with the Company's public offering in January 1997. The Chairman also received $20,000 for acting as Chairman of the Executive Committee of the Company's Board of Directors.

    EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         Dr. Vincent Romeo, the Company's Chief Executive Officer has an employment agreement expiring December 31, 2000, receives base compensation of $230,000 per year, and annual incentive compensation of up to 50% of base salary based on the achievement of certain business objectives of the Company.

         Mr. Robert Rosen, the Company's President has an employment agreement expiring October 5, 2000, receives base compensation of $215,000 per year, and annual incentive compensation of up to 50% of base compensation based on the achievement of certain business objectives of the Company.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee presently consists of Joel Girsky and John V. Pollock, both outside directors of the Company. The Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer, the President, other officers of the Company and administering and/or interpreting the Company's stock option plan.

    REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee (the "Committee") is composed entirely of independent, outside directors and establishes the general compensation policies of the Company, specific compensation for each executive officer of the Company and administers the Company's Stock Option Plan. The Company's intent as administered through the Committee is to make compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's typical executive compensation package consists of three main components: (1) base salary; (2) incentive cash bonuses; and (3) stock options.

    Base Compensation

         The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

    Bonuses

         In addition to base salary, executives are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the CEO review each individual executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within the Company. In addition, for all executives, the Committee with the assistance of the Company's CFO, reviews the Company's actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for employees other than executive officers.

    Stock Option Grants

         The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the shareholders of the Company. In awarding option grants, the Committee will consider, among others, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

    Compensation for the CEO and President in 1997

         In 1997, executive management of the Company were awarded incentive bonuses based upon the achievement of certain scientific, marketing, and financial milestones, including, among others, the successful financing related to a public offering, the advancement of certain products to later stages of development, the production, licensing, and launch of Nascobal, and the licensing of the Company's intranasal motion sickness product, scopolamine, currently under development. The Chief Executive Officer and President received incentive bonuses of $103,000 and $100,000 and 60,000 and 40,000 stock options, respectively.

                                                    COMPENSATION COMMITTEE
                                                    John Girsky, John V. Pollock

    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. The Company is currently in compliance with Section 16(a); however, certain officials of the Company were delinquent in filings during the course of the year.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all such filing requirements have been met.


    STOCK OPTION PLAN - SEE PROPOSAL NO. 2 - AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE SHARES ISSUABLE UNDER THE PLAN

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Bruce R. Thaw, a director of the Company in 1998, invoiced the Company approximately $225,000 and received 25,000 stock options, subject to shareholder approval of Proposal No. 2 described herein, for services rendered in connection with the Company's public offering, new product and licensing activities, legal issues associated with various collaborative agreements, and other legal and regulatory matters in fiscal 1997. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

         Dr. Ian Ferrier, a director of the Company, is the Chief Executive Officer of Bogart Delafield Ferrier Inc. ("BDF") and is an affiliate of Mazier Partners LLC ("MP"). BDF and MP provided consulting services to the Company in areas of strategic planning, marketing and research and development prioritization. For its fiscal year ended December 31, 1997, the Company incurred fees of $154,000 and $40,000, for MP and BDF, respectively.

    PROPOSAL NO. 1 - NOMINATION AND ELECTION OF DIRECTORS

         At the Annual Meeting of Stockholders, nine directors are to be elected by the holders of the Common Stock to serve until the next Annual Meeting and until their successors have been elected and qualify. Certain information concerning the nominees for election at the Annual Meeting, each of whom is presently a director, and all the directors and officers as a group, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

         The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:

                  Name                        Age                   Position                 Director Since
                  ----                        ---                   --------                 --------------
    Devin N. Wenig                             31           Chairman                              1991
    Dr. Vincent D. Romeo                       41           Chief Executive Officer               1991
    Robert H. Rosen                            41           President                             1998
    Joel Girsky                                58           Director, Secretary and               1983
                                                            Treasurer
    Bruce R. Thaw                              44           Director                              1991
    Dr. Ian R. Ferrier                         54           Director                              1995
    Grant W. Denison, Jr.                      48           Director                              1996
    Alvin Katz                                 68           Director                              1993
    John V. Pollock                            59           Director                              1993

         Mr. Wenig was appointed Chairman of the Company's Board of Directors in June 1991. Mr. Wenig received a B.A. degree from Union College and a J.D. degree from the Columbia University School of Law. From May 1991 to May 1994 Mr. Wenig was a corporate associate with the firm of Cravath, Swaine and Moore. Mr. Wenig is currently a practicing corporate attorney in New York City, New York.

         Dr. Romeo has been employed by the Company since 1985 as Director of Research and was appointed President and Chief Executive Officer of the Company in August 1991. Dr. Romeo is a registered pharmacist and received a Ph.D. degree from St. John's University College of Pharmacy and Allied Health Professions in Pharmaceutical Sciences in 1984, with a specialty in pharmacology. He continues at St. John's as an Adjunct Professor of Pharmacology, Graduate Division, College of Pharmacy and Allied Health Professions. Dr. Romeo has devoted a significant amount of his time with the Company formulating drugs for nasal delivery, developing animal models for nasal drug testing, and designing clinical efficacy and safety studies. He has authored and co-authored several published articles in the field. Dr. Romeo has also presented his work at various meetings and conferences sponsored by the American Association of Pharmaceutical Scientists and the American College of Clinical Pharmacology. Dr. Romeo is an active member of the American Association of Pharmaceutical Scientists, the American College of Clinical Pharmacology, the Rho Chi Pharmaceutical Society, and the New York Academy of Sciences. Dr. Romeo has also been appointed as an Adjunct Assistant Professor of Pharmaceutics at The University of Rhode Island, College of Pharmacy.

         Mr. Rosen was appointed President in October 1997, having previously served from May 1997 to October as Executive Vice President of Marketing and Business Development. In 1996, Mr. Rosen served as President of Theracom Inc., a commercialization outsource company providing services from clinical development to reimbursement and distribution for biotechnology and international pharmaceutical companies seeking to establish a presence in the U.S. Prior to joining Theracom, Mr. Rosen held increasingly higher positions at Genentech Inc.

    for 10 years, his most recent being Associate Director of Marketing, where he was responsible for managing three therapeutic areas contributing $300 million in annual sales. During his tenure, he managed the worldwide introduction of Pulmozyme for Cystic Fibrosis and the collaboration with partner Roche Pharmaceutical. Prior to joining Genentech, Mr. Rosen was marketing manager at KabiVitrum Inc. where he was responsible for establishing a U.S. presence for several hematological products. Mr. Rosen received a BS in Pharmacy from Northeastern University.

         Mr. Girsky has been a Director of the Company since October 1983, and the Company's Secretary/Treasurer since April 1986. From 1961 to the present, Mr. Girsky has been President and Chairman of the Board of Jaco Electronics, Inc., Hauppauge, New York, a publicly held company engaged in the distribution of electronic components. Mr. Girsky received a degree in Marketing from Brooklyn College in 1957.

         Mr. Thaw has been a Director of the Company from June 1991 to January 1997 and was reappointed to the Board in January, 1998. From 1984 to the present, Mr. Thaw has been a principal in a law firm, which serves as general counsel to the Company. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Information Resource Engineering, Inc., a publicly traded company engaged in the computer network security industry and Amtech Systems, Inc. a publicly traded company engaged in the semi-conductor industry.

         Dr. Ferrier, who was appointed to the Company's Board of Directors in January 1995, is the founder, President and Chief Executive Officer of Bogart Delafield Ferrier Inc., and has served in such capacity since its inception in 1982. Trained in medicine and pharmacology, Dr. Ferrier has managed and directed pharmaceutical programs and guided the growth of several multinational companies. He has served on the Board of Directors of a number of health care and biotechnical firms, as well as serving as consultant to many of the world's major pharmaceutical companies. From 1982 to 1987, Dr. Ferrier served as President of McCann Healthcare Inc. From 1982 to 1983, Dr. Ferrier served as Chairman of The Covington Group of Companies; in 1982 as Executive Vice President of TechAmerica Group and from 1979 to 1982, as Vice President of Kalipharma Inc. From 1975 to 1979 Dr. Ferrier served as Chief Executive Officer of the Monadnock Medical Center. Dr. Ferrier received a BSc in Pharmacology from the University of Edinburgh, Edinburgh Scotland; served his residency training in nephrology/clinical pharmacology at Southmead General Hospital, University of Bristol Associated Hospitals, Bristol, England; and his post-graduate internship at the Western General Hospital of the University of Edinburgh Associated Hospitals, Edinburgh, Scotland.


         Mr. Denison, who was appointed to the Company's Board of Directors in September 1996, is Chairman and Chief Executive Officer of Bromarin Pharmaceuticals in Novato, California and Chairman of Clubb BioCapital, an investment bank in London, England. Previously, Mr. Denison served as President, U.S. Operations, Searle Pharmaceuticals and as Vice President Corporate Planning and a member of the Executive Committee of Monsanto. Prior to joining Searle, Mr. Denison was Vice President, International Operations for Squibb Medical Systems and held a number of senior management positions at Pfizer, Inc., including Vice President Pharmaceuticals Planning and Development.

         Mr. Katz was appointed to the Company's Board of Directors in September 1993. Mr. Katz was formerly Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. From 1957 to 1976, Mr. Katz was employed by United Parcel Service holding various managerial positions, including District Manager and Corporate Manager of Operations, Planning, Research and Development. Mr. Katz serves on the Board of Directors of several publicly held companies including Miller Industries, a manufacturer of windows and doors; Blimpie International, Inc., which is engaged in the franchising and marketing of quick service sandwich restaurants; Amtech Systems, Inc., which is engaged in the semi-conductor industry; and Foremost Industries which is engaged in the distribution and repair of commercial refrigeration. He is also a director of Aromatics Incorporated, a manufacturer of car wash equipment. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.-Baruch School.

         Mr. Pollock was appointed to the Company's Board of Directors in September 1993. From 1991 to the present Mr. Pollock has served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services. Mr. Pollock also serves as a consultant to the partners of Basil Properties. Mr. Pollock has been a senior banking executive in the Washington, D.C. area since 1975 and Executive Vice President of Sequoia National Bank

         The Company does not have a nominating or similar committee. There were five (5) Board meetings held during the year ended December 31, 1997. Each director attended all meetings of the Board and any committee of which he was a member, with the exception of Dr. Ian Ferrier, who missed one meeting, Alvin Katz, who missed two meetings, and Joel Girsky who was unable to attend three meetings.

    PROPOSAL NO. 2 - AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE SHARES ISSUABLE UNDER THE PLAN

         Under the Company's 1990 Stock Option Plan (the "Plan") options to purchase a maximum of 700,000 shares of Common Stock of the Company (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. Currently, there are 700,000 such options granted and outstanding. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to
    Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

         The purpose of the Plan is to increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and ultimate profitability depend. In addition, the Plan is intended to advance the interests of the Company by enabling its directors, officers and employees to acquire a financial interest in the Company through grants of options to acquire the Company's Common Stock. The Plan is intended to provide an increased incentive to these individuals, thereby providing such persons and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company.

         As disclosed in Note 5 to the Financial Statements noted in the Company's Annual Report to shareholders, the Company contemplated the adoption of the 1997 Stock Option Plan. The adoption of this Plan, however, could result in negative implications for the Company in certain mergers and acquisitions activity. Accordingly, the Company has decided to amend the 1990 Stock Option Plan, as disclosed herein, and postpone indefinitely the adoption of a new stock option plan. Submitted for ratification by shareholders is an amendment to the Plan which was approved by the Board of Directors on April 27 , 1998, extending the life of the Plan for an additional ten (10) years and allowing for the maximum number of shares potentially issuable under the Plan to be increased by an additional 800,000 shares, so that the total number of shares potentially issuable upon the exercise of all options will be increased to 1,500,000 shares. Currently, there are 494,852 shares which are authorized and available as underlying securities for new options which may be granted under the Plan, as amended.

         Assuming a quorum consisting of a majority of all of the outstanding shares of Common Stock is present, in person or by proxy, at the Annual Meeting, the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting is required to approve the amendments to the Plan. If you abstain or if you hold your shares in "street name" and fail to sign, date and return the enclosed proxy card, it will have the same effect as a vote against this proposal.


    PROPOSAL NO. 3 - INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company's Board of Directors has appointed KPMG Peat Marwick LLP to perform the annual audit of the books of the Company for the fiscal year ended December 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions.

         The Board of Directors unanimously recommends a vote FOR approval of Proposals No. 1, 2 and 3 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                              SHAREHOLDER PROPOSALS

         Shareholders who wish to present proposals for action at the 1999 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before January 11, 1999 in order to be considered for inclusion in next year's proxy materials.

    COMPARISON OF STOCK PERFORMANCE

JUNE-94    SEPTEMBER-94    DECEMBER-94     MARCH-95     JUNE-95     SEPTEMBER-95    DECEMBER-95
76.471       138.235        111.765        141.176      182.353       176.471        235.294
91.318        98.879         97.751        106.566      121.896       136.578        138.244
71.192        80.183         75.264         81.253       94.499       118.077        137.687
MARCH-96     JUNE-96    SEPTEMBER-96     DECEMBER-96    MARCH-97
197.059      288.235      352.941          470.588      214.706
144.692      156.503      162.068          170.033      160.817
143.255      139.153      142.335          138.087      131.138

                          ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report to Shareholders of the Company for the year ended December 31, 1997, including audited financial statements is included herein.


                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                              By order of the Board of Directors
                                              Joel Girsky, Secretary

    May 11, 1998
    Hauppauge, New York